                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                      MATTHEWS INTERNATIONAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

                               JAMES L. PARKER
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
    .....................................................................

2)  Aggregate number of securities to which transaction applies:
    .....................................................................

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    .....................................................................

4)  Proposed maximum aggregate value of transaction:
    .....................................................................

Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:
    ...................................................................

2)  Form, Schedule or Registration Statement No.:
    ...................................................................

3)  Filing Party:
    ...................................................................

4)  Date Filed:
    ...................................................................

MATTHEWS INTERNATIONAL CORPORATION



                                                          1996

                                                          NOTICE

                                                          OF

                                                          ANNUAL

                                                          MEETING

                                                          AND

                                                          PROXY

                                                          STATEMENT

                                       Matthews International Corporation
                                       Corporate Office
                                       Two NorthShore Center
                                       Pittsburgh, Pennsylvania 15212-5851
                                       412.442.8200       Fax 412.442.8290



                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held February 16, 1996


To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Friday, February 16, 1996 at the Health and Science Theater, Carnegie Science Center, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.  To elect two Directors of the Company for a term of three years.

2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 1996.

3.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on December 29, 1995 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible. If you receive two proxies because you own both Class A and Class B Common Stock, please be sure to complete and return them both.

We hope you can be with us for this important occasion.

                                       Sincerely,


                                       James L. Parker


                                       James L. Parker
                                       Corporate Secretary

January 16, 1996

                      Matthews International Corporation
                            Two NorthShore Center
                         Pittsburgh, PA 15212 - 5851
                               412 / 442-8200

                               PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of the Company whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This Proxy Statement and the accompanying proxy were first released to shareholders on January 16, 1996.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice. Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders. If any other business should properly come before the meeting, it is the intention of Management that the persons named in the proxy will vote in accordance with their best judgment.

                      OUTSTANDING STOCK AND VOTING RIGHTS

The Company has two classes of stock outstanding: Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share. Together, these two classes are referred to as the "Common Stock."

Each outstanding share of Class A Common Stock of the Company entitles the holder to one vote, and each outstanding share of Class B Common Stock entitles the holder to ten votes upon any business properly presented at the shareholders' meeting. Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 29, 1995 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 5,020,250 shares of Class A Common Stock, and 3,830,100 shares of Class B Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon. Broker nonvotes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the nominee has discretionary authority, but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

              GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE


Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. In carrying out their responsibilities, directors are expected to perform their duties in good faith and with the diligence, care and skill which ordinarily prudent people would exercise under similar circumstances.

Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas. Management is accountable to the Board of Directors for the satisfactory conduct of the day-to-day business of the Company.

Management is responsible for providing the Board of Directors with adequate support, services and resources, together with thorough information, reports and analyses concerning the Company's principal activities and plans. In addition, the Board of Directors has the power, in its discretion, to employ the services of outside consultants and is free to have discussions and interviews with personnel of the Company and others as it deems appropriate and helpful to its work.


Board Composition

The Restated Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of Directors constituting the full Board, provided that such number shall not be less than five nor more than 15. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at nine, divided into three classes. The terms of office of the three classes of Directors end in successive years.

During fiscal year 1995, there were 4 regularly scheduled meetings of the Board of Directors.


Board Committees

There are three standing committees appointed by the Board of Directors -- the Executive, Audit and Compensation Committees.

Management has the same responsibility to each committee as it does to the Board of Directors with respect to providing adequate staff services and information. Furthermore, each committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the three standing committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, change the By-Laws of the Company or exercise any authority specifically reserved by the Board of Directors. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The Executive Committee holds meetings at such times as are required. During fiscal year 1995, the Executive Committee met a total of 11 times. The Chairman of the Executive Committee is David M. Kelly. The other Committee members are James L. Parker, David J. DeCarlo and Geoffrey D. Barefoot.

The membership of the Executive Committee since October 1, 1994 consisted of the following:

Oct. 1, 1994 to Oct. 1, 1995               Messrs. Hauber, Parker and Kennedy
Oct. 1, 1995 to Dec. 1, 1995               Messrs. Kelly, Parker, Kennedy,
                                            DeCarlo and Barefoot
Dec. 1, 1995 to the date of this proxy     Messrs. Kelly, Parker, DeCarlo and
                                            Barefoot

Audit Committee

The principal function of the Audit Committee is to endeavor to assure the integrity and adequacy of financial statements issued by the Company. It is intended that the Audit Committee will review internal auditing systems and procedures as well as the activities of the public accounting firm performing the external audit.

The Committee members are William J. Stallkamp (Chairman) and John P. O'Leary, Jr. During fiscal year 1995, the Audit Committee met twice.

Compensation Committee

The principal function of the Compensation Committee is to review periodically the suitability of the remuneration arrangements (including benefits) for the officers of the Company. The Committee members are William A. Coates (Chairman), William J. Stallkamp and, effective October 1, 1995, William M. Hauber. The Compensation Committee met three times in fiscal year 1995.

Meeting Attendance

Under the applicable rules of the Securities and Exchange Commission, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 1995, all directors attended more than 75% of such meetings for which they were eligible.

Compensation of Directors

A fee plan for directors of the Company was approved by the shareholders at the annual meeting held February 17, 1995. Pursuant to such plan, directors who are not also officers of the Company receive 800 shares of the Company's Class A Common Stock as an annual retainer fee. Each director may elect to be paid these shares on a current basis or have such shares credited to a deferred stock account as phantom stock, with such shares to be paid to the director subsequent to leaving the Board. In addition, each such director is paid $800 for every meeting of the Board of Directors attended and (other than a Chairman) $500 for every committee meeting attended. The Chairman of a committee of the Board of Directors is paid $700 for every committee meeting attended. No other remuneration is otherwise paid by the Company to any director for services as a director.

Prior to fiscal year 1995, directors who were not also officers of the Company were paid directors' fees of $12,000 per year. Members of the Audit and Compensation Committees who were not also officers of the Company received $100 for each meeting of such committee held in conjunction with a meeting of the Board of Directors and $250 for each meeting of such committee held otherwise. No other remuneration was otherwise paid by the Company to any director for services as a director. Prior to and during fiscal year 1993, directors who were also officers of the Company were paid directors' fees of $5,250 per year. For fiscal 1994 and thereafter, such directors are no longer paid directors' fees.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Board of Directors or by the shareholders. Mr. Parker, whose term of office is expiring, and Mr. Kelly, who was elected as a new member by the Board in May 1995, have been nominated by the Board to serve for three-year terms that will end in 1999. Nominations made by the shareholders shall be made in writing in accordance with Section 6.1 of the Articles. No such nominations have been received.

The Board of Directors has no reason to believe that either of the nominees will become unavailable for election. If a nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in his place of such other person as the Board of Directors may recommend.

The Board of Directors recommends that you vote FOR the election of Directors.

The following information is furnished with respect to the two persons nominated by the Board of Directors for election as a director and with respect to the continuing directors.

The Nominees

David M. Kelly, age 53, joined Matthews on April 3, 1995 as President and Chief Operating Officer. He was appointed Chief Executive Officer October 1, 1995. Prior to his employment with Matthews, Mr. Kelly was employed by Carrier Corporation for 22 years. During that time his positions included Marketing Vice President for Asia Pacific; President of Japanese Operations;

Vice President, Manufacturing; and President of North American Operations.
Most recently, he had global responsibility for Carrier's residential and light commercial businesses. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. He is chairman of the Executive Committee and the Jas. H. Matthews & Co. Educational and Charitable Trust and a member of the Pension Board. Mr. Kelly also serves on the boards of various subsidiaries of Matthews International Corporation.

James L. Parker, age 57, is Senior Vice President, General Counsel and Secretary of the Company and has been a Director of the Company since 1981. Mr. Parker has been employed by the Company since 1967. He was appointed Vice President and General Counsel in 1973 and Corporate Secretary in 1976. Mr. Parker received a Bachelor of Business Administration Degree from the University of Pittsburgh in 1963. He earned a Juris Doctor Degree from Case-- Western Reserve University in 1967. He is admitted to practice as an attorney before the Supreme Court of Ohio, the Supreme Court of Pennsylvania and the United States Supreme Court. He was elected and currently serves as a councilman in the Borough of Fox Chapel, Allegheny County, Pennsylvania. Mr. Parker is Chairman of the Fox Chapel Zoning Committee and a member of the Borough Planning Commission. He is also a Director of the Fox Chapel Land Trust Corporation. He serves as a Trustee of the Jas. H. Matthews & Co. Educational and Charitable Trust and is a member of the Matthews Pension Board, as well as Director and Secretary of various subsidiaries of Matthews International Corporation. Mr. Parker serves as Secretary of the Executive Committee.


Continuing Directors

Geoffrey D. Barefoot, age 49, is President, Graphic Systems Division and has been a Director since 1990. Mr. Barefoot has been employed by the Company since 1975 and has held various management positions, both in Corporate Personnel and the Graphic Systems Division. He was appointed Pittsburgh Branch Manager in November 1979, Eastern Regional Manager for the Graphic Systems Division in July 1984 and Division Manager in March 1986. He was subsequently elected Vice President in March 1988 and elected President, Graphic Systems Division in November 1993. Mr. Barefoot received a B.S. Degree in Business Administration from West Virginia Wesleyan College in 1968 and holds an M.A. Degree in Industrial Relations from St. Francis College. Prior to joining Matthews, Mr. Barefoot served as an aviator in the United States Navy from 1968 to 1974.

William A. Coates, age 66, worked for the Westinghouse Electric Corporation for 37 years where he managed a variety of businesses, both domestic and foreign, and served in various corporate assignments. At the time of his retirement in 1989, he held the position of Executive Vice President, Technology, Quality and Operations Services. He received a Bachelor of Science Degree from Westminster College. Mr. Coates has previously served on the boards of numerous foreign and domestic Westinghouse subsidiaries and on the boards of Pacific Electronics, the YMCA of Metropolitan Pittsburgh, and the Pittsburgh Bureau of International Visitors. He is currently a member of the Boards of Directors of the Pittsburgh High Technology Council, the Southwestern Pennsylvania Industrial Resource Center, and the Pittsburgh Biotechnical Corp.

David J. DeCarlo, age 50, is President, Bronze Division and has been a Director of the Company since 1987. He was hired by the Company in 1985 as Director of Financial Planning and Analysis. He was named Division Manager of the Bronze Division and was appointed Vice President in 1986. He was elected President, Bronze Division in November 1993. Mr. DeCarlo received a Bachelor of Science Degree in Industrial Management from West Virginia University in 1967, a Master of Arts Degree in Economics and Statistics from the University of Pennsylvania in 1970, and an M.B.A. in Finance from the University of Pennsylvania Wharton School of Finance in 1971 where he also completed all the required courses for a Ph.D. in Applied Economics and Finance. Prior to joining Matthews, Mr. DeCarlo held various management positions with Reynolds Aluminum Company, Westinghouse Electric Corporation, and Joy Manufacturing Company where his last position was Vice President of Field Operations.

William M. Hauber, age 67, has been Chairman of the Board since 1987 and has been a Director of the Company since 1973. Mr. Hauber, who retired in October 1995 as Chief Executive Officer, had been employed by Matthews since 1951. He held a wide variety of management positions during his 44 year career. Mr. Hauber attended Robert Morris College and the University of Pittsburgh. He is a past president of St. Clair Country Club and serves on the Boards of the Pittsburgh Blind Association, the World Affairs Council of Pittsburgh, and the YMCA of Metropolitan Pittsburgh.

Thomas N. Kennedy, age 60, was elected a Director in 1987. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company until his retirement from Matthews which became effective December 1, 1995. Mr. Kennedy has been employed by the Company since 1972. He was elected Treasurer in 1974 and Vice President--Treasurer in 1986. Mr. Kennedy received a Bachelor of Business Administration from the University of Pittsburgh in 1958. Mr. Kennedy is a member of the Financial Executives Institute. Prior to joining Matthews, Mr. Kennedy held various management positions at Rust Engineering Company with his last position being Controller.

John P. O'Leary, Jr., age 48, is President and Chief Executive Officer of Tuscarora Incorporated, the nation's largest producer of custom-molded foam plastic products. He also serves as a member of Tuscarora's Board of Directors. Immediately prior to taking over as President and Chief Executive Officer, Mr. O'Leary served as President of Western Division operations and was responsible for overseeing the operation of 12 profit centers located throughout the Midwest and South. Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of the Medical Center, Beaver, Pa., the Beaver County Corporation of Economic Development, First Western Bancorp, Inc., Southwestern Pennsylvania Industrial Resource Center, and Gateway Rehabilitation Center. Mr. O'Leary is a Trustee of Gettysburg College.

William J. Stallkamp, age 56, has been a Director of the Company since 1981. Mr. Stallkamp is Chairman and Chief Executive Officer of Mellon PSFS in Philadelphia. He received a Bachelor of Science Degree in Business Administration from Miami University of Oxford, Ohio in 1961. He serves as a Director of Yoder Brothers, Inc., Veritus Inc. and its subsidiaries, Blue Cross of Western Pennsylvania, Trans General Life and Casualty Group and Alliance Health Ventures, YMCA of Philadelphia and Vicinity and the Southeastern Pennsylvania Chapter of the American Red Cross. See "Certain Reportable Transactions" below.

The term for each nominee and each Director is listed below:

                                                    Term to expire at Annual
Nominees                                           Meeting of Shareholders in:

David M. Kelly                                                1999
James L. Parker                                               1999


Continuing Directors

Thomas N. Kennedy                                             1997
William J. Stallkamp                                          1997
Geoffrey D. Barefoot                                          1997

William M. Hauber                                             1998
William A. Coates                                             1998
John P. O'Leary, Jr.                                          1998
David J. DeCarlo                                              1998



                                  PROPOSAL 2

                             SELECTION OF AUDITORS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. as independent certified public accountants to audit the records of the Company for the year ending September 30, 1996.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of Coopers & Lybrand L.L.P. requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the selection of alternative independent certified public accountants will be considered by the Board of Directors.

It is not expected that any representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders.

                               OTHER INFORMATION

Certain Reportable Transactions

The Securities and Exchange Commission requires disclosure of certain business transactions or relationships between the Company, or its subsidiaries, and other organizations with which any of the Company's directors are affiliated as an owner, partner, director, officer or employee. Briefly, disclosure is required where such a business transaction or relationship meets the standards of significance established by the Securities and Exchange Commission with respect to the types and amounts of business transacted. The Company is aware of no transaction requiring disclosure pursuant to this item during the past fiscal year. Mellon Bank, N.A., of which Mr. Stallkamp is an officer, is the Company's principal bank. During the past year, the Company engaged in banking transactions with such bank, and it is anticipated that the Company may make secured or unsecured loans and engage in other banking transactions with Mellon Bank, N.A. in the future.

The Company has a Revolving Credit and Term Loan Agreement with Mellon Bank, N.A. Under terms of the agreement, the Company may borrow principal amounts up to $6 million at various interest rate options approximating current market rates. The Revolving Credit and Term Loan Agreement requires the Company to maintain minimum levels of consolidated working capital and tangible net worth. This agreement will expire March 31, 1996 unless extended by the parties. At December 31, 1995, no amounts were outstanding under this agreement.

Stock Ownership

The Company's Articles of Incorporation divide its voting stock into three classes: Preferred Stock and Class A and Class B Common Stock. At the present time, none of the Preferred Stock is issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Class A and Class B Common Stock of the Company, and with respect to nominees for election to and continuing members of the Board of Directors. Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information is as of November 30, 1995.

                           Number of                   Number of
                         Class A Shares              Class B Shares
    Name of               Beneficially     Percent    Beneficially     Percent
Beneficial Owner (1)         Owned (2)     of Class      Owned (2)     of Class
----------------         --------------    --------  --------------    --------
Directors and Officers:
----------------------
W.M. Hauber (3)              473,675          9.5%         None            -
D.M. Kelly                    17,000          0.3         23,000          0.6%
G.D. Barefoot                  None            -         104,500          2.7
W.A. Coates                   11,700          0.2          None            -
D.J. DeCarlo                   None            -         194,995          5.0
T.N. Kennedy (3)             145,490          2.9          None            -
G.C. Oehmler                     500           *           None            -
J.P. O'Leary, Jr.              5,000          0.1          None            -
J.L. Parker (3)               45,000          0.9        672,760         17.3
W.J. Stallkamp                 2,000           *           None            -
All directors and
 officers as a group         704,865         14.9      1,129,505         29.0

Other:
-----
W. Witte                       None            -         267,840          6.9

 *   Less than 0.1%
(1) The mailing address of each beneficial owner is the same as that of the Registrant.
(2) The nature of the beneficial ownership for all shares is sole voting and investment power, except those of Mr. Oehmler, whose shares were owned jointly with his spouse, and as to which voting and investment power were shared. Mr. Oehmler passed away on December 10, 1995.
(3) On November 22, 1995, a Registration Statement on Form S-3 was filed with the Securities and Exchange Commission on behalf of Messrs. Hauber, Kennedy and Parker for the sale of 800,000 shares of Class A Common Stock. Of the 800,000 shares, 600,000 shares are being offered by Mr. Parker, 100,000 shares are being offered by Mr. Hauber and 100,000 shares are being offered by Mr. Kennedy. As of December 15, 1995, the sale of such shares had not occurred.


Changes in Control

The Company knows of no arrangement which may, at a subsequent date, result in a change in control of the Company.

Compliance with Section 16(a) of the Securities Exchange Act:

On June 2, 1995, David M. Kelly filed an amended Form 3 with the Securities and Exchange Commission, reporting ownership of the Company's stock as of his employment commencement date, April 3, 1995. Former officer and director, R.T. Busteed also did not file with the Company a Form 5 with respect to his stock options. Apart from such matters, the Company is aware of no delinquent filings of Securities and Exchange Commission Forms 3, 4 or 5 during the period September 30, 1994 through November 30, 1995 by any holder of the registrant's equity securities.

Executive Officers

The Executive Officers of the Company as of December 31, 1995 are the following:

                                 Year First
                                 Elected as
Name                     Age     an Officer    Positions with Registrant
----                     ---     ----------    -------------------------

David M. Kelly            53        1995       President and Chief Executive
                                               Officer

Geoffrey D. Barefoot      49        1988       President, Graphic Systems
                                               Division

Edward J. Boyle           49        1991       Vice President, Accounting
                                               & Finance

David J. DeCarlo          50        1986       President, Bronze Division

Richard C. Johnson        49        1991       Vice President, Corporate
                                               Development and Human Resources

Steven F. Nicola          35        1995       Controller

James L. Parker           57        1973       Senior Vice President, General
                                               Counsel and Secretary


During the past five years, the business experience of each executive officer named has been as reflected above or in a management capacity with the Company, except for Mr. Kelly, who was an officer of Carrier Corporation prior to April 1995, and Mr. Nicola, who was a manager with Coopers & Lybrand, L.L.P. prior to November 1992.

Compensation of Executive Officers and Retirement Benefits

The following table sets forth the individual compensation information for the fiscal years ended September 30, 1995, 1994, and 1993 for the Company's Chief Executive Officer and the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                          Annual                Long-Term
                                       Compensation           Compensation
                                     -----------------   -----------------------
                                                           Awards       Payouts
                                                           ------       -------       All
                                                         Securities                  Other
Name of Individual                                       Underlying       LTIP      Compen-
and Principal Position      Year      Salary     Bonus     Options      Payouts      sation
----------------------      ----     -------    -------  ----------    ---------    -------
                                       (1)        (2)     (Shares)        (3)         (4)
William M. Hauber (5)       1995    $305,070   $276,700      None        None      $546,285
Chairman of the Board and   1994     290,256    275,085      None        None       474,639
Chief Executive Officer     1993     286,500    165,278      None     $3,333,480    329,956

David M. Kelly (6)          1995    $125,004   $ 94,233    100,000       None         None
Director, President and
Chief Operating Officer

David J. DeCarlo            1995     177,636    162,132     43,000       None         3,851
Director and President,     1994     169,224    161,168      None        None         3,408
Bronze Division             1993     162,756    130,961      None      1,219,870      3,158

James L. Parker             1995     143,580    111,633     33,000       None       424,311
Director, Senior Vice       1994     139,296    121,430      None        None       375,478
President, General          1993     137,694     80,593      None      2,369,351    260,496
Counsel and Secretary

Thomas N. Kennedy (7)       1995     136,884     97,304     33,000       None       106,991
Director, Senior Vice       1994     128,892    102,178      None        None        93,952
President, Chief Financial  1993     127,413     72,175      None      1,664,545     65,462
Officer and Treasurer

(1)  Includes salaries.  Also includes directors' fees for fiscal year 1993.
(2)  Includes management incentive plan and supplemental management incentive payments and, for Mr. Kelly, an amount equal to his life insurance premium cost.  At his request, the
     Company does not provide life insurance for Mr. Kelly, but in lieu thereof pays to him annually the amount which the Company would have paid in premiums to provide coverage, considering his position and age.  Such amonuts are not included in calculating other
     Company benefits for Mr. Kelly.  The amount paid to Mr. Kelly in lieu of life insurance for 1995 was $4,100.  The Company has adopted a management incentive plan for officers and key management personnel.  Participants in such plan are not eligible for the
     Company's profit distribution plan.  The incentive plan is based on attainment of established personal goals and on divisional and Company performance for the fiscal year.
     In addition, payments include a supplement in amounts which are sufficient to pay annual interest expense on the outstanding notes of management under the Company's Designated
     Employee Stock Purchase Plan and to pay medical costs which are not otherwise covered by a Company plan.  As of the date of the Company's Initial Public Offering (July 20, 1994),
     no further notes have been issued under the Designated Employee Stock Purchase Plan.

(3)  Represents distribution of all appreciation accumulated under the Company's Restricted
     Stock Plan during the six-year period that the Plan was in effect.  On December 4, 1992, the Board of Directors of the Company terminated the Restricted Stock Plan, which had been in effect since 1986, and all risks of forfeiture thereunder and authorized the liquidation of all participants' accrued value under the Plan.  As provided by the
     Restricted Stock Plan, restricted share value was limited to the difference between book value at September 30, 1992 of $7.45 per share and base price per share.  The distribution was made on December 10, 1992 and did not impact fiscal 1993 earnings because the appreciation had been accrued in the previous six years.  Redemption of restricted shares reduced total outstanding shares of the Company's common stock by
     2,888,250 shares.  If the Restricted Stock Plan had not been terminated, the fiscal
     1993 pre-tax earnings of the Company would have been approximately $1.5 million lower and its Consolidated Adjusted Book Value would have decreased concurrently.
(4)  Includes stock appreciation right benefits, educational assistance for dependent children and premiums for term life insurance.  Messrs. Hauber, Parker and Kennedy previously have exchanged a portion of their respective common stock shareholdings for an equivalent number of stock appreciation rights, pursuant to which the Company credits and pays annually an amount equal to the participation value of all units so acquired.  Participation value of each unit is the amount of earnings per share of common stock adjusted to account for retiree benefits on a cash basis, calculated on the basis of the weighted average number of unrestricted shares outstanding during the fiscal year.  Stock appreciation right benefits expire upon retirement or death.  Each officer of the Company is provided term life insurance coverage in an amount approximately equivalent to three times his respective salary.  Amounts reported in this column for the named officers in fiscal 1995, 1994 and 1993 include the following respective life insurance benefit costs:  Mr. Hauber, $17,193, $5,932 and $5,408;
     Mr. DeCarlo, $1,851, $2,408 and $2,158; Mr. Parker, $3,135, $2,371 and $2,144; and
     Mr. Kennedy, $3,491, $2,264 and $1,974.  Educational assistance for dependent children is provided to any officer or employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Mr. DeCarlo received educational assistance benefits of $2,000 in fiscal 1995 and $1,000 in fiscal
     1994 and 1993.  See also note (2).
(5)  Mr. Hauber retired as Chief Executive Officer effective October 1, 1995, but is expected to continue as a director.
(6)  Mr. Kelly joined the Company on April 3, 1995 and was elected Chief Executive Officer effective October 1, 1995.  Mr. Kelly has an employment arrangement with the Company which provides that, in the event of his discharge without cause prior to April 3, 1998, he will receive additional compensation of double his annual base salary rate as of the discharge date.  Such arrangement further provides for the life insurance payments described in note (2) above and the waiver of minimum service for vesting purposes described below under
     "Retirement Plan."
(7)  Mr. Kennedy retired as an officer December 1, 1995, but is expected to continue as a director.

The Summary Compensation Table does not include expenses to the Company of incidental benefits of a limited nature to executive officers including use of Company vehicles, club memberships, dues, or tax planning services. The Company believes such incidental benefits are in the conduct of the Company's business, but, to the extent such benefits and use would be considered personal benefits, the value thereof is not reasonably ascertainable and does not exceed, with respect to any individual named in the compensation table, the lesser of $50,000 or 10% of the annual compensation reported in such table.

                    Option / SAR Grants in Last Fiscal Year

                                                                         Potential Realized
                                                                      Value at Assumed Annual
                                                                       Rates of Stock Price
                                                                          Appreciation for
                       Individual Grants                                    Option Term
-----------------------------------------------------------------      ----------------------
                              Percent of
                Number of   Total Options
                Securities    Granted to   Exercise
                Underlying    Employees     or Base
                  Options     in Fiscal      Price     Expiration
Name              Granted        Year      per Share      Date            5%           10%
--------------  ----------    ----------   ---------   ----------      --------      --------
W.M. Hauber         None          --          --           --             --            --

D.M. Kelly        100,000        20.9%      $16.375      5/19/05     $1,029,800    $2,609,800

D.J. DeCarlo       43,000         9.0%      $14.25       12/9/04        385,366      $976,573

J.L. Parker        33,000         6.9%      $14.25       12/9/04        295,746       749,463

T.N. Kennedy (2)   33,000         6.9%      $14.25       12/9/04        197,164       499,642

(1)  All options were granted at market value as of the date of grant.  Options are exercisable in various share amounts based on the attainment of certain market value levels of Class A
     Common Stock, but, in the absence of such events, are exercisable in full for a one-week period beginning five years from the date of grant.  The options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.
(2)  In accordance with plan provisions, options for 11,000 shares were cancelled effective with
     Mr. Kennedy's retirement on December 1, 1995.


REPORT OF THE COMPENSATION COMMITTEE

The Company's officer compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent, non-employee directors: Messrs. Coates, Stallkamp and, effective October 1, 1995, Mr. Hauber. Executive compensation for the Company's chief executive officer and the four other most highly compensated executive officers is presented in the Summary Compensation Table.

Objectives and Policies

The Compensation Committee seeks to:
   Ensure that there is a strong linkage between officer compensation and the creation of shareowner value;
   Align the interests of the Company's officers with those of its stockholders through potential stock ownership;
   Ensure that compensation and incentives are at levels which enable the Company to attract and retain high-quality officers.

Components of Compensation

The Company's officer compensation program presently is comprised of three elements: base salary, annual incentives (bonuses) and stock options. An executive compensation consulting firm is periodically engaged to provide comparative market compensation data.

Base Salary

The objective of the base salary policy is to provide income reflecting individual performance and a median level in comparison to a peer group. An outside consulting firm specializing in such services is retained to compare each officer's responsibilities with a peer group of other corporations whose annual revenues range between $100 and $250 million. Accordingly, base salaries of executive officers for calendar 1995 were increased over calendar 1994 to reflect competitive market pay practices. The Company endeavors via annual base salary adjustments to determine that officers' base salary levels and opportunities for incentive compensation are competitive in the marketplace.

Annual Incentive Compensation (Bonuses)

Annual incentive payments paid to officers in 1995 were based upon four parameters:
   Achievement of economic value added (EVA) objectives;
   Operating profit performance to budget;
   Operating profit performance to two year average;
   Achievement of personal goals.

The target awards, which are percentages of base salary, vary with position. A 70% performance threshold must be reached for any payout for the first three of the above items. Based on these performance criteria, officers again received incentive payments under this program.

Stock Options

Stock options, which are an integral part of incentive compensation for the officers of the Company, serve to encourage share ownership by Company executives and thus align the interests of officers and shareholders. The aggregate number of shares of the Company's common stock which may be issued for stock options is 600,000. The Committee plans to make periodic grants of stock options to executive officers and other key employees of the Company to foster a commitment to increasing long-term shareholder value. During 1995 certain officers and other management personnel were granted nonstatutory stock options to purchase a combined total of 477,500 shares of the Company's stock at fair market value at the time of the grants. These were the first such option grants under the existing plan.

Report on 1995 CEO Compensation

The chief executive officer's compensation is established based on the philosophy and policies enunciated above for all executive officers. This includes cash compensation (base salary and annual cash incentive payouts) and long-term incentives (stock option awards.) In calendar 1995, Mr. Hauber's base salary was increased 5%, maintaining Mr. Hauber at the median for the comparison group. Mr. Hauber's annual incentive in 1995 was based upon the factors discussed above and was essentially unchanged from 1994 based upon the financial performance of the Company in 1995 and achievement of personal goals.

                                                       Compensation Committee:*

                                                       W. A. Coates, Chairman
                                                              W. J. Stallkamp
December 14, 1995

* Mr. Hauber, who joined the Compensation Committee on October 1, 1995, did not participate on the Compensation Committee as to decisions affecting fiscal 1995 compensation.


PERFORMANCE GRAPH
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN *
                   AMONG MATTHEWS INTERNATIONAL CORPORATION,
                   S&P 500 INDEX AND S&P MANUFACTURING INDEX **

                                                                    S&P
                                        S&P 500                Manufacturing
Year           Matthews                  Index                     Index
----           --------                 -------                -------------
1990             $100                    $100                      $100
1991              114                     131                       132
1992              134                     145                       140
1993              144                     164                       168
1994              276                     170                       188
1995              371                     219                       252

*  Total return assumes reinvestment of dividends
** Fiscal year ended September 30

Note:
Performance graph assumes $100 invested on October 1, 1990 in Matthews International Corporation common stock, Standard & Poor's (S&P) 500 Index and S&P Manufacturing (Diversified) Index. Prior to the Company's initial public offering (July 20, 1994), the performance of Matthews International Corporation common stock was based on Consolidated Adjusted Book Value per share as defined under the Employees' Stock Purchase Plan (assuming dividend reinvestment). The results are not necessarily indicative of future performance.


Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee in fiscal 1995 consisted entirely of directors who were not officers of or employed by the Company, namely Messrs. Coates, Oehmler and Stallkamp. Beginning October 1, 1995, Mr. Hauber joined the Compensation Committee. Until such date, Mr. Hauber was Chief Executive Officer of the Company.

Retirement Plan

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35). The plan is an insured, defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors, including those named in the Summary Compensation Table. Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years). Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan do not vest until age 55 and the attainment of 15 years of continuous service. However, in order to recruit Mr. Kelly, the Company waived such minimum service requirement with respect to Mr. Kelly. No benefits will be payable under such supplemental plan following the voluntary employment termination or death of any such individual. The Supplemental Retirement Plan is unfunded; however, a provision has been made on the Company's books for the actuarially computed obligation.

The following table shows the total estimated annual retirement benefits payable at normal retirement under the above plans for the individuals named in the Summary Compensation Table at the specified executive remuneration and years of continuous service:

                                        Years of Continuous Service
     Covered               ----------------------------------------------------
   Remuneration               15         20         25         30         35
------------------         --------   --------   --------   --------   --------
     $125,000              $ 34,688   $ 46,250   $ 57,813   $ 69,375   $ 80,938
      150,000                41,625     55,500     69,375     83,250     97,125
      175,000                48,563     64,750     80,938     97,125    113,313
      200,000                55,500     74,000     92,500    111,000    129,500
      225,000                62,438     83,250    104,063    124,875    145,688
      250,000                69,375     92,500    115,625    138,750    161,875
      300,000                83,250    111,000    138,750    166,500    194,250
      400,000               111,000    148,000    185,000    222,000    259,000
      450,000               124,875    166,500    208,125    249,750    291,375
      500,000               138,750    185,000    231,250    277,500    323,750
      600,000               166,500    222,000    277,500    333,000    388,500
      700,000               194,250    259,000    323,750    388,500    453,250

The table shows benefits at the normal retirement age of 65, before applicable reductions for social security benefits. The Employee Retirement Income Security Act of 1974 places limitations, which may vary from time to time, on pensions which may be paid under federal income tax qualified plans, and some of the amounts shown on the foregoing table may exceed the applicable limitation. Such limitations are not currently applicable to the Company's Supplemental Retirement Plan.

Estimated years of continuous service for each of the individuals named in the Summary Compensation Table, as of October 1, 1995 and rounded to the next higher year, are: Mr. Hauber, 35 years; Mr. Kelly, 1 year; Mr. DeCarlo, 11 years; Mr. Parker, 29 years, and Mr. Kennedy, 24 years.

Indebtedness of Management

The following officers and directors were indebted to the Company on notes carrying annual interest rates of not less than 6.5% or more than 8% (depending on the date of inception or renewal) which were issued under the Company's Designated Employee Stock Purchase Plan, as referred to in Note 7 of the Notes to Consolidated Financial Statements:
                                        Highest Amount
                                      Outstanding During            Amount
                                        the Year Ended          Outstanding at
                                      September 30, 1995      November 30, 1995
                                      ------------------      -----------------
Geoffrey D. Barefoot                      $ 254,536               $ 188,351
Edward J. Boyle                             149,338                 108,085
David J. DeCarlo                            676,887                 530,182
Richard C. Johnson                          181,446                 131,861
Thomas N. Kennedy                           309,845                   None
James L. Parker                             575,280                 287,684

The Company has annually made supplemental management incentive payments to officers and other employees indebted on such notes in amounts equal to the interest paid by such persons on their respective notes. As of the date of the Company's Initial Public Offering (July 20, 1994), no further notes have been issued under the Designated Employee Stock Purchase Plan.

                                 OTHER MATTERS

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 1997 Annual Meeting of Shareholders. Any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by November 1, 1996.

The cost of soliciting proxies in the accompanying form will be paid by the Company. Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Chemical Mellon Shareholder Services, L.L.C.

A copy of the Company's Annual Report for 1995 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                            By Order of The Board of Directors

James L. Parker

James L. Parker
Corporate Secretary

                                                                     APPENDIX

                                     PROXY

                      MATTHEWS INTERNATIONAL CORPORATION


I hereby appoint David M. Kelly and James L. Parker and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

                     Please mark your vote as indicated in this example  [ X ]

1.  ELECTION OF DIRECTORS  David M. Kelly and James L. Parker

    FOR all nominess listed             WITHHOLD AUTHORITY to
    above (except as marked             vote for all nominees
       to the contrary).                    listed above
             [  ]                               [  ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)
______________________________________________________________

2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent certified public accountants to audit the records of the Company for the fiscal year ending September 30, 1996.

    FOR  [  ]               AGAINST  [  ]               ABSTAIN  [  ]

3.  To transact such other business as may properly come before the meeting.


                                            I plan to attend the meeting.  [  ]

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

Signature(s) ________________________________________  Date ________, 1996



-------------------------------------------------------------------------------


                      MATTHEWS INTERNATIONAL CORPORATION


                                   Notice of
                        ANNUAL MEETING OF SHAREHOLDERS
                         To be held February 16, 1996

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Friday, February 16, 1996 at Carnegie Science Center, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth above.

Shareholders of record at the close of business on December 29, 1995, will be entitled to vote at the Annual Meeting or any adjournments thereof.